Registration Statement No. 333-177923

Dated November 14, 2011

Rule 424(b)(2)

 PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 14, 2011)

Global Medium-Term Notes, Series E

Global Warrants, Series E

Global Units, Series E

We may offer from time to time our global medium-term notes, global warrants and global units. We describe the terms that will generally apply to those notes, warrants and units in this prospectus supplement and the attached prospectus. We will describe the terms that apply to specific issuances of notes, warrants or units we are offering in a separate term sheet, pricing supplement, product supplement, index supplement, underlying supplement and/or other offering document or supplement, as the case may be. We refer to such term sheets, pricing supplements, product supplements, index supplements, underlying supplements and other documents or supplements used to sell the notes, warrants or units as pricing supplements.

The following terms may apply to particular notes we may offer:

INTEREST: If so specified in the applicable pricing supplement, the notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

FLOATING RATES:

• CD Rate	• Treasury Rate	• Prime Rate
• Federal Funds Rate	• Commercial Paper Rate	• CMT Rate
• EURIBOR	• LIBOR

Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

CURRENCIES: The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

REDEMPTION: The notes may be either callable by us or puttable by you.

EXCHANGEABLE: The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities, or for the cash value of those securities.

PAYMENTS: Payments on the notes may be linked to currency prices, commodities, rates, debt or equity securities or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value, or any combination of the above.

OTHER TERMS: As specified under “Description of the Notes” and in the applicable pricing supplement.

The terms that apply to particular warrants will be specified in the applicable pricing supplement. The warrants may be debt warrants, index warrants, currency warrants, interest rate warrants or universal warrants. Each warrant will either entitle or require you to purchase or sell (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, (2) currencies or (3) commodities.

The terms that apply to particular units will be specified in the applicable pricing supplement. The units may include any combination of notes or warrants.

Investing in the securities involves risks. See “Foreign Currency Risks” beginning on page S-2 and other risks discussed in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the securities will not be listed on any securities exchange.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The securities are not secured.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of securities offered hereby in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan Securities LLC has agreed to use reasonable efforts to solicit offers to purchase these securities as our selling agent to the extent it is named in the applicable pricing supplement. Certain other selling agents may also be used to solicit such offers on a reasonable efforts basis. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

November 14, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the prospectus, any additional prospectus supplement and any applicable pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

You should not assume that the information in this prospectus supplement, the prospectus, any applicable pricing supplement or any document incorporated by reference is accurate as of any date other than its respective date.

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About This Prospectus Supplement

We may offer and sell from time to time medium-term notes, warrants and units as described in this prospectus supplement. We will sell the notes, warrants and units primarily in the United States, but we may also sell them outside the United States, or both in and outside the United States simultaneously. We refer to the notes, warrants and units offered under this prospectus supplement as our “Series E medium-term notes,” “Series E warrants” and “Series E units,” respectively. We refer to the offering of the Series E medium-term notes, Series E warrants and Series E units as our “Series E Program.”

As used in this prospectus supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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Foreign Currency Risks

You should consult your financial and legal advisors as to any specific risks entailed by an investment in securities that are denominated or payable in, or the payment of which is linked to the value of, one or more foreign currencies. These securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase of or holding of, or the receipt of payments on, these securities. These persons should consult their own legal and financial advisers concerning these matters.

Exchange Rates and Exchange Controls May Affect the Securities’ Value or Return

General Exchange Rate and Exchange Control Risks. An investment in a security that is denominated or payable in, or the payment of which is linked to the value of, any currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and any relevant foreign currency and the possibility of the imposition or modification of exchange controls by either the U.S. or any foreign government. These risks generally depend on economic and political events over which we have no control.

Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any security. Depreciation against the U.S. dollar of the currency in which a security is payable would result in a decrease in the effective yield of the note below its coupon rate or in the payout of the security and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

There May Be Specific Exchange Rate Risks Applicable to Warrants. Fluctuations in the rates of exchange between the U.S. dollar and any other currency (i) in which the exercise price of a warrant is payable, (ii) in which the value of the property underlying a warrant is quoted or (iii) to be purchased or sold by exercise of a warrant or in the rates of exchange among any of these currencies may change the value of a warrant or a unit that includes a warrant. You could lose money on your investment as a result of these fluctuations, even if the spot price of the property underlying the warrant were such that the warrant appeared to be “in the money.”

We Have No Control Over Exchange Rates. A foreign exchange rate can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country’s central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and may cause currency exchange rates to fluctuate more than would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (i) securities denominated or payable in currencies other than U.S. dollars, (ii) currency-linked securities, (iii) warrants where the exercise price is denominated in a foreign currency or where the value of the property underlying the warrants is quoted in a foreign currency and (iv) warrants to purchase or sell foreign currency.

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We will not make any adjustment or change in the terms of the securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security that is not denominated in U.S. dollars would not be available when payments on that security are due.

Alternative Payment Method Used if Payment Currency Becomes Unavailable. Unless otherwise specified in the applicable pricing supplement, if a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate, which might be an extremely unfavorable rate at the time of any such unavailability. However, if the applicable payment currency for any security is not available because the European Union euro has been substituted for that currency, we would make the payments in European Union euro. The mechanisms for making payments in these alternative currencies are explained in “Description of Notes — Interest and Principal Payments” below.

We Will Provide Currency Exchange Information in Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any security denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for informational purposes. You should not assume that any historic information concerning currency exchange rates will be indicative of the range of, or trends in fluctuations in, currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments on Some Securities

The applicable pricing supplement may provide for (i) payments on a non-U.S. dollar denominated security to be made in U.S. dollars or (ii) payments on a U.S. dollar denominated security to be made in a currency other than U.S. dollars. In these cases, the exchange rate agent identified in the applicable pricing supplement will convert the currencies. You will bear the costs of such currency conversion through deductions from those payments.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Securities

The securities will be governed by, and construed in accordance with, the laws of the state of New York. In an action involving securities denominated in a currency other than U.S. dollars, it is likely that any judgment granted by a U.S. court would be made only in U.S. dollars. However, a New York court would enter a judgment in the denominated currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

Additional risks specific to particular securities issued under our Series E Program will be detailed in the applicable pricing supplement.

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Description of Notes

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus. This section supplements that description. The pricing supplement will describe the terms that apply to specific issuances of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus. If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the prospectus and in this prospectus supplement.

General Terms of Notes

We may issue notes under an Indenture dated May 25, 2001, between us and Deutsche Bank Trust Company Americas, formerly Bankers Trust Company, as trustee (as has been and as may be further supplemented from time to time, the “Indenture.”) The Series E medium-term notes issued under the Indenture will constitute a single series under the Indenture, together with any medium-term notes we have issued in the past or that we issue in the future under the Indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series E medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Outstanding Indebtedness of the Company. The Indenture does not limit the amount of additional indebtedness that we may incur. At September 30, 2011, we had approximately $6.2 billion aggregate principal amount of Series E medium-term notes outstanding. We have authorized $25 billion of securities covered by the registration statement to which this prospectus supplement relates, including Series E medium-term notes, for issuance. We may increase the amount authorized for issuance, from time to time, by resolutions duly authorized by our Borrowings Committee.

Terms To Be Specified in One or More Pricing Supplements. A term sheet, pricing supplement, product supplement, index supplement, underlying supplement and/or other offering document or supplement used to sell the notes (together referred to herein as a “pricing supplement”) will specify the following terms of any issuance of our Series E medium-term notes to the extent applicable:

•	the specific designation of the notes;
•	the issue price (price to public);
•	the aggregate principal amount;
•	the denominations or minimum denominations;
•	the original issue date;
•	the stated maturity date and any terms related to any extension of the maturity date;
•	whether the notes are fixed rate notes, floating rate notes or notes with original issue discount;
•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;
•	for floating rate notes, any or all of the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;
•	whether the notes may be redeemed, in whole or in part, at our option or repurchased at your option, prior to the stated maturity date, and the terms of any redemption or repurchase;
•	whether the notes are currency-linked notes and/or notes linked to commodities, rates, debt or equity securities or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial or economic consequence, or economic or financial indices or measures of economic or financial risk or value;
•	the terms on which holders of the notes may convert or exchange them into, or for, stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

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•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;
•	whether and under what circumstances we will pay additional amounts on the notes for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those notes rather than pay the additional amounts;
•	whether the notes will be listed on any stock exchange;
•	whether the notes will be issued in book-entry or definitive form;
•	if the notes are denominated in U.S. dollars and issued in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through DTC (each as defined below); and
•	any other terms on which we will issue the notes.

Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means, unless otherwise specified in the relevant pricing supplement, any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (i) for notes denominated in U.S. dollars, in the City of New York or (ii) for notes denominated in a specified currency other than U.S. dollars or European Union euros, in the principal financial center of the country of the specified currency, or (b) for notes denominated in European Union euros, that is a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg.

“Depositary” means, unless otherwise specified in the applicable pricing supplement, DTC, Euroclear or Clearstream, Luxembourg, as applicable.

“DTC” means The Depository Trust Company, New York.

“Euro LIBOR notes” means LIBOR notes for which the index currency is European Union euros.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

“London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

The “record date” for any interest payment date, is the close of the business day prior to that interest payment date, unless another date is specified in the applicable pricing supplement.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (“TARGET2”) is open.

References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America, all references to “British pounds sterling” and “₤” are to the currency of the United Kingdom, all references to “Japanese yen” and “¥” are to the currency of Japan and all references to “European Union euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will issue notes only in fully registered form, either as book-entry notes or as definitive notes. We may issue the notes either alone or as part of a unit. References to “holders” mean those who own notes registered in their own names, on the books that we or the paying agent maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-Entry Notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under “Forms of Securities — Book-Entry System — Issuance of Definitive Securities,” you may not exchange book-entry notes or interests in book-entry notes for definitive notes.

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Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its common depositary or nominee. These certificates name the Depositary or its common depositary or nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth in the prospectus under “Forms of Securities — Book-Entry System.”

Definitive Notes. If we issue notes in definitive form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange definitive notes for book-entry notes or interests in book-entry notes.

Denominations. We will issue the notes:

•	for U.S. dollar-denominated notes, unless otherwise specified in the applicable pricing supplement, in minimum denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or
•	for notes denominated in a specified currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, in minimum denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “— Interest and Principal Payments — Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

Interest and Principal Payments

Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at The Bank of New York Mellon, acting through its corporate trust office at 101 Barclay Street, New York, New York 10286 and, for notes settled by a foreign clearing agency (such as Euroclear or Clearstream, Luxembourg), The Bank of New York Mellon, London Branch, acting through its corporate trust office at One Canada Square, London, E14 5AL, as our current agent for the payment, transfer and exchange of the notes. We refer to The Bank of New York Mellon and The Bank of New York Mellon, London Branch, acting in this capacity, as the paying agent. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “Forms of Securities — Book-Entry System — Issuance of Definitive Securities” in the prospectus.

We will not be required to:

•	register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;
•	register the transfer or exchange of notes to be redeemed for a period of 15 calendar days preceding the mailing of the relevant notice of redemption; or
•	register the transfer or exchange of any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an

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account at a bank outside the United States, which, in the case of a note payable in European Union euros, will be made by credit or transfer to a European Union euro account specified by the payee in a country for which the European Union euro is the lawful currency.

Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date, except if and to the extent we will default in the payment of the interest due on that interest payment date. The defaulted interest will be paid to the person in whose name the outstanding note is registered at the close of business on a subsequent record date (which will be not less than ten business days prior to the date of payment of such defaulted interest) established by notice given by mail or on behalf of the Issuer to the holders of registered securities. Upon maturity, redemption or repurchase, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repurchase, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is not at least one business day before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Definitive Notes. Except as indicated below for payments of interest at maturity, redemption or repurchase, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the note register; or
•	for a holder of at least $10,000,000 in aggregate principal amount of definitive notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repurchase on a note will be made in immediately available funds against presentation and surrender of the note.

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency when DTC is the Depositary. When DTC is the applicable Depositary, book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

•	The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in European Union euros, the account must be a European Union euro account in a country for which the European Union euro is the lawful currency.
•	The participant must notify the Depositary of the beneficial owner’s election on or prior to the twelfth business day prior to the interest payment date, the maturity date or any redemption or repurchase date, for payment of interest, principal or premium.
•	The Depositary will notify the paying agent of the beneficial owner’s election on or prior to tenth business day prior to the interest payment date, the maturity date or any redemption or repurchase date, for payment of interest, principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

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Payment Procedures for Definitive Notes Denominated in a Foreign Currency when DTC is the Depositary. When DTC is the applicable Depositary, definitive notes payable in a specified currency other than U.S. dollars, the notes will provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent at least ten business days prior to the interest payment date, the maturity date or any redemption or repurchase date, for payments of interest or principal.

To revoke this election for all or a portion of the payments on the definitive notes, the holder must send written notice to the paying agent at least ten calendar days prior to the interest payment date, the maturity date or any redemption or repurchase date, for payments of interest or principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the definitive notes:

•	by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in European Union euros, in a country for which the European Union euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or
•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will pay only the principal of the definitive notes, any premium and interest, if any, due at maturity, or on any redemption or repurchase date, upon surrender of the definitive notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent identified in the applicable pricing supplement will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in the City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;
•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and
•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the “market exchange rate.” The market exchange rate will be based on the highest bid quotation in the City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date (or, for purposes of determining the minimum denominations, on the business day immediately preceding the date of issuance) from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;
•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and
•	at which the applicable dealer commits to execute a contract.

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One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply if a specified currency is unavailable because it has been replaced by the European Union euro. If the European Union euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in European Union euros instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in European Union euros as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Discount Notes. Some notes may be considered to be issued with original issue discount. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under “Description of Debt Securities — Events of Default and Waivers” in the prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of
•	its issue price, expressed as a percentage of the aggregate principal amount, plus
•	the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest Is Calculated. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “— If a Payment Date Is Not a Business Day.”

When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is not at least one business day after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable. Unless otherwise specified in the applicable pricing supplement, interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repurchase, as the case may be.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repurchase is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repurchase.

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Floating Rate Notes

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

•	the CD rate,
•	the commercial paper rate,
•	EURIBOR,
•	the federal funds rate,
•	LIBOR,
•	the prime rate,
•	the Treasury rate,
•	the CMT rate or
•	any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

•	the specified base rate based on the index maturity,
•	plus or minus the spread, if any, and/or
•	multiplied by the spread multiplier, if any.

For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or
•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York usury law, the maximum permissible rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% on a simple interest basis and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually, annually or as otherwise specified in the applicable pricing supplement. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent identified in the applicable pricing supplement will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows, unless otherwise specified in the applicable pricing supplement:

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•	for federal funds rate notes and prime rate notes, the interest determination date will be on the business day prior to the interest rate reset date;
•	for CD rate notes, commercial paper rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;
•	for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined above under “— General Terms of Notes — Some Definitions,” prior to the interest reset date;
•	for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is British pounds sterling will be the interest reset date; and
•	for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury Bills would normally be auctioned.

Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repurchase will be the one in effect on the tenth calendar day preceding the maturity, redemption or repurchase date.

In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repurchase date.

How Interest Is Calculated. Unless otherwise specified in the applicable pricing supplement, interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “— If a Payment Date Is Not a Business Day.”

The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request by the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

For a floating rate note, unless otherwise specified in the applicable pricing supplement, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable pricing supplement, the interest factor for each day is computed by dividing the interest rate applicable to that day:

•	by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes (except for LIBOR notes denominated in British pounds sterling) and prime rate notes;
•	by 365, in the case of LIBOR notes denominated in British pounds sterling; or
•	by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

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For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% rounded up to 0.00001%), and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent (with one-half cent rounded upward). All Japanese yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency with 0.005 being rounded upward to 0.01.

When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is not at least one business day after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repurchase date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repurchase date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repurchase date.

Base Rate Notes

CD Rate Notes

CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “CD rate” means, for any interest determination date, the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “CDs (secondary market).” For purposes of this prospectus supplement, “H.15(519)” means the publication entitled “Selected Interest Rates (Daily)—H.15,” “Release H.15(519) Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System.

The following procedures will be followed if the CD rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date for negotiable U.S. dollar certificates of deposit of the index maturity designated in the applicable pricing supplement, as published in H.15 Daily Update, under the heading “CDs (secondary market)” or in another recognized electronic source used for the purpose of displaying that rate. For purposes of this prospectus supplement, “H.15 Daily Update” means the daily update of H.15 (519), available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/h15upd.htm or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on such website, and such information is not incorporated by reference herein and should not be considered a part of this prospectus supplement.
•	If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in the City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit in a denomination of $5,000,000 of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

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•	If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Commercial Paper Rate Notes

Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “Commercial Paper — Nonfinancial.”

The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement, as published in the H.15 Daily Update under the heading “Commercial Paper—Nonfinancial” or in another recognized electronic source used for the purpose of displaying that rate.
•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on that calculation date, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in the City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for a nonfinancial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.
•	If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield	=	D x 360	x	100
360 - (D x M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes

EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “EURIBOR” means, for any interest determination date, the offered rate for deposits in European Union euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters Monitor Money Rate Service, or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as “Reuters Screen EURIBOR01,” as of 11:00 a.m., Brussels time, on that interest determination date.

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The following procedures will be followed if the rate cannot be determined as described above:

•	If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in European Union euros, at approximately 11:00 a.m., Brussels time, on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in European Union euros that is representative of a single transaction in European Union euros, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.
•	If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., Brussels time, on the applicable interest reset date for loans in European Union euros to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in European Union euros.
•	If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Euro-zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate Notes

Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “federal funds rate” means, for any interest determination date, the rate on that date for U.S. dollar federal funds, as published in H.15(519) under the heading “Federal funds (effective),” as that rate is displayed on Reuters Screen FEDFUNDS1 prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date. For purposes of this prospectus supplement, “Reuters Screen FEDFUNDS1” means the display on the Reuters (or any successor service) FEDFUNDS1 page 1 under the heading “EFFECT” (or any other page that replaces that page on that service for the purpose of displaying the Federal funds (effective) rate as reported in H.15(519)).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the above rate does not appear on Reuters Screen FEDFUNDS1 by 3:00 p.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date, as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading “Federal funds (effective)” or in another recognized electronic source used for the purpose of displaying that rate.
•	If that rate does not appear on Reuters Screen FEDFUNDS1 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in the City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.
•	If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

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LIBOR Notes

LIBOR notes will bear interest at the interest rate specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine “LIBOR” for each interest determination date as follows:

•	Unless otherwise specified in the applicable pricing supplement, as of the interest determination date, LIBOR will be the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used.
•	If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with their offered quotations for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if British pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.
•	If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.
•	If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “index currency” means the currency, including composite currencies, specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the European Union euro is substituted for that currency, the index currency will be the European Union euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor. If the Designated LIBOR Page is not specified in the applicable pricing supplement, the Designated LIBOR Page for the applicable index currency will be determined as if LIBOR Reuters were specified, and, if the U.S. dollar is the index currency, as if LIBOR01 (or such other page that replaces LIBOR01 on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits) had been specified.

Prime Rate Notes

Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

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Unless otherwise specified in the applicable pricing supplement, the “prime rate” means, for any interest determination date, the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 p.m., New York City time, on the calculation date pertaining to the interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading “U.S. Bank Prime Rates” or in another recognized electronic source used for the purpose of displaying that rate.
•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate, as of 11:00 a.m., New York City time, on that interest determination date.
•	If fewer than four rates appear on the Reuters Screen USPRIME 1 Page by 3:00 p.m., New York City time, for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in the City of New York, which may include affiliates of the agent, selected by the calculation agent, after consultation with us.
•	If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes

Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “Treasury rate” means, for any interest determination date, the rate set at the most recent auction, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement, as it appears on Reuters Screen USAUCTION 10/11 by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “INVEST RATE.” For purposes of this prospectus supplement, “Reuters Screen USAUCTION 10/11” means the display on the Reuters (or any successor service) pages designated as “USAUCTION 10” or “USAUCTION11” or any other page that replaces the applicable page on that service for the purpose of displaying the rate for the auction.

•	If the above rate does not appear on Reuters Screen USAUCTION 10/11 by 3:00 p.m., New York City time, on the calculation date, the Treasury rate will be the rate of those Treasury Bills having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the heading “U.S. government securities/Treasury Bills (secondary market)” or in another recognized electronic source used for the purpose of displaying that rate. That rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.
•	If the above rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the Treasury rate will be the auction rate as announced by the United States Department of the Treasury at or before 3:00 p.m., New York City time, on the calculation date. The auction rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

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•	If the results of the auction are not published or announced as described above by 3:00 p.m., New York City time, on the calculation date, or if no auction is held in a particular week, the Treasury rate will be the rate expressed as a bond equivalent on the basis of a year or 365 or 366 days, as applicable, and applied on a daily basis of those Treasury Bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading “U.S. government securities/Treasury Bills (secondary market)” or in another recognized electronic source used for the purpose of displaying that rate.
•	If the above rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the Treasury rate on the applicable interest determination date calculated by the calculation agent will be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, which may include the agent and its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement. The yield to maturity will be expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.
•	If the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

CMT Rate Notes

CMT rate notes will bear interest at the interest rate specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “CMT rate” means, for any interest determination date, the rate displayed on the Designated CMT Reuters Page by 3:30 p.m., New York City time, on the calculation date pertaining to the interest determination date under the heading “Constant Maturity Treasury,” under the column for the index maturity specified in the applicable pricing supplement for:

•	if the Designated CMT Reuters Page is FRBCMT, that interest determination date; or
•	if the Designated CMT Reuters Page is FEDCMT, the average for that week or the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month in which the related interest determination date occurs.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•	If the above rate is not displayed on the relevant page by 3:30 p.m., New York City time, on the calculation date, then the CMT rate will be the Treasury constant maturity rate for the index maturity, as published in H.15(519) by 3:30 p.m., New York City time, on the calculation date.
•	If that rate is not published in H.15(519) by 3:30 p.m., New York City time, on the calculation date, then the CMT rate will be the treasury constant maturity rate (or other United States Treasury rate) for the index maturity for the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines, in its sole and absolute discretion, to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in H.15(519).
•	If that information is not provided by 3:30 p.m., New York City time, on the calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the interest determination date reported, according to their written records, by three leading primary United States government securities dealers in New York City (each, a “reference dealer”) selected by the calculation agent as described in the following sentence for the “Treasury notes” referred to below. The calculation agent will select five reference dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations). The Treasury notes will be the most recently issued direct noncallable fixed rate obligations of the United States with an

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original maturity of approximately the index maturity and a remaining term to maturity of not less than the index maturity minus one year.
•	If fewer than five but more than two such prices are provided as requested, the CMT rate for the related calculation date will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotations will be eliminated.
•	If fewer than five but more than two such prices are provided as requested, the CMT rate for the related calculation date will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotations will be eliminated.
•	If the calculation agent cannot obtain three Treasury note quotations, the calculation agent will select three reference dealers (using the same method described above), and the CMT rate will be a yield to maturity based on the average of the secondary market offered rates of those three reference dealers as of approximately 3:30 p.m., New York City time, on the interest determination date for Treasury notes with an original maturity of the number of years that is the next highest to the index maturity and a remaining term to maturity closest to the index maturity and in an amount of at least U.S. $100 million.
•	If two Treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the index maturity, the calculation agent will obtain from three reference dealers, selected as discussed above, quotations for the Treasury note with the shorter remaining term to maturity.
•	If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will remain the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Designated CMT Reuters Page” means the display on the Reuters (or any successor service) page specified in the applicable pricing supplement (or any other page that replaces that page on that service for the purpose of displaying treasury constant maturities as reported in H.15(519)) or, if no page is specified, page FEDCMT for the most recent week.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	the securities of an entity affiliated or not affiliated with us;
•	a basket of those securities;
•	an index or indices of those securities; or
•	any combination of, or the cash value of, the above.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at a specific time or times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange. The applicable pricing supplement will specify whether upon exchange, at maturity or otherwise the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. entities or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

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Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, the Depositary or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary or its nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exchange in accordance with the then-applicable operating procedures of the Depositary. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

Payments upon Acceleration of Maturity. Unless otherwise specified in the applicable pricing supplement, if the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

•	an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of acceleration without having received the amount due upon exchange, the amount payable will be an amount in cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and
•	a mandatorily exchangeable note will equal an amount determined as if the date of acceleration were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodities, Rates, Single Securities, Baskets of Securities, Indices and other Quantitative Measures

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodities, rates, debt or equity securities, or other debt or equity instruments of entities affiliated or not affiliated with us, baskets of those securities or an index or indices of those securities, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial or economic consequence, or economic or financial indices or measures of economic or financial risk or value. These notes may include other terms, which will be specified in the applicable pricing supplement. Some of these other terms may include, but are not limited to, a combination of (i) indices or equity securities and currencies, (ii) indices or equity securities and commodities and (iii) indices or equity securities and interest rates.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;
•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency”;
•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;
•	the interest rate per annum and the dates on which we will make interest payments, if applicable;
•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and
•	additional tax considerations, if any.

The denominated currency and the payment currency may be the same currency or different currencies. Any interest on currency-linked notes will be paid in the denominated currency.

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Redemptions and Repurchases of Notes

Optional Redemption. The pricing supplement will indicate the terms of our option to redeem the notes, if any. We will mail a notice of redemption to each holder or, in the case of global notes, to the Depositary, as holder of the global notes, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes will not be subject to any sinking fund.

Repurchase at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repurchase the note on a date or dates specified prior to its maturity date. Unless otherwise specified in the applicable pricing supplement, the repurchase price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repurchase. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repurchase. Minimum notice and confirmation of the holder’s exercise of the repurchase option must be given in the manner and at the time specified in the applicable pricing supplement; provided that, unless otherwise specified in the relevant pricing supplement, the minimum notice must be at least 15 but not more than 30 days from the repurchase date.

Exercise of the repurchase option by the holder of a note will be irrevocable. The holder may exercise the repurchase option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repurchase must be an authorized denomination.

Special Requirements for Optional Repurchase of Global Notes. If a note is represented by a global note, the Depositary or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repurchase. In order to ensure that the Depositary or its nominee will timely exercise a right to repurchase of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repurchase in accordance with the then-applicable operating procedures of the Depositary. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

Open Market Purchases. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the paying agent for cancellation.

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Description of Warrants

Investors should carefully read the general terms and provisions of our warrants in “Description of Warrants” in the prospectus. This section supplements that description. The pricing supplement will describe the terms that apply to specific issuances of warrants and may modify or replace any of the information in this section and in “Description of Warrants” in the prospectus. If a warrant is offered as part of a unit, investors should also review the information in “Description of Units” in the prospectus and in this prospectus supplement.

The following terms used in this section are defined or described in the indicated sections of the accompanying prospectus:

•	warrant (“Description of Warrants — Offered Warrants”)
•	warrant agent (“Description of Warrants — Significant Provisions of the Warrant Agreements”)
•	warrant property (“Description of Warrants — Offered Warrants”)

Warrants will entitle or require you to purchase from us or sell to us:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;
•	currencies; or
•	commodities.

General Terms of Warrants. The applicable pricing supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency with which the warrants may be purchased;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in definitive or global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;
•	the price at which warrants may be exercised;
•	the right to receive the cash settlement value of the warrant upon exercise;
•	any applicable United States federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	whether the warrants are to be sold separately or with other securities or property as part of units; and
•	any other terms of the warrants.

Additional Terms of Debt Warrants. The applicable pricing supplement will contain, where applicable, the following terms of, and other terms and information relating to, any debt warrants:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;
•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;
•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and
•	the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

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Additional Terms of Index, Currency and Interest Rate Warrants. The applicable pricing supplement will contain, where applicable, the following terms of and other terms and information relating to any index, currency and interest rate warrants:

•	the exercise price, if any;
•	the currency or currency unit in which the exercise price, if any, and the cash settlement value of such warrants is payable;
•	the index or indices for any index warrants, which index or indices may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units or any combination of the foregoing, and may be a preexisting U.S. or foreign index or an index based on one or more securities, interest rates or currencies selected by us solely in connection with the issuance of such index warrants, and certain information regarding such index or indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the index with respect to additions, deletions and substitutions of such securities, interest rate or currencies);
•	for index warrants, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of such index warrants if the index changes or ceases to be made available by the publisher of the index;
•	for index warrants, any provisions permitting a holder to condition any exercise notice on the absence of certain specified changes in the Spot Value or the Base Value or Spot Amount (as defined in the applicable pricing supplement) after the exercise date;
•	the base currency and the reference currency for any currency warrants;
•	the debt instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield or price utilized for any interest rate warrants, and certain information regarding such debt instrument, rate, yield or price;
•	the strike amount, the method of determining the spot amount and the method of expressing movements in the yield or closing price of the debt instrument or in the level of the rate as a cash amount in the currency in which the interest rate cash settlement value of any interest rate warrants is payable;
•	whether such warrants shall be put warrants, call warrants or otherwise;
•	the formula for determining the cash settlement value of each warrant;
•	the circumstances, if any, under which a minimum and/or maximum expiration value is applicable upon the expiration of such warrants;
•	the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event (as defined in the applicable pricing supplement) and the circumstances that constitute such events;
•	any minimum number of warrants that must be exercised at any one time, other than upon automatic exercise;
•	the maximum number, if any, of such warrants that may, subject to our election, be exercised by all holders on any day;
•	any provisions for the automatic exercise of such warrants other than at expiration;
•	whether and under what circumstances such warrants may be canceled by us prior to the expiration date; and
•	any other procedures and conditions relating to the exercise of such warrants.

Additional Terms of Universal Warrants. The applicable pricing supplement will contain, where applicable, the following terms of and other terms and information relating to any universal warrants:

•	whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;
•	the specific warrant property, and the amount or the method for determining the amount of the warrant property, that may be purchased or sold upon exercise of each universal warrant;

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•	the price at which the currency with which the underlying securities or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;
•	whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and
•	whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities or commodities or both.
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Description of Units

Investors should carefully read the general terms and provisions of our units in “Description of Units” in the prospectus. This section supplements that description. The pricing supplement will describe the terms that apply to specific issuances of units and may modify or replace any of the information in this section and in “Description of Units” in the prospectus. If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the prospectus and in “Description of Notes” in this prospectus supplement. If a warrant is offered as part of a unit, investors should also review the information in “Description of Warrants” in both the prospectus and this prospectus supplement.

The following terms used in this section are defined or described in the indicated sections of the accompanying prospectus:

•	Unit Agreement (“Description of Units”)
•	warrant (“Description of Warrants — Offered Warrants”)
•	warrant agent (“Description of Warrants — Significant Provisions of the Warrant Agreements”)
•	warrant property (“Description of Warrants — Offered Warrants”)

Further Information on Units

Terms Specified in Pricing Supplement. We may issue from time to time units that may include one or more notes or warrants.

The applicable pricing supplement will describe:

•	the designation and the terms of the units and of the notes or warrants or any combination of notes or warrants included in those units, including whether and under what circumstances those notes or warrants may be separately traded;
•	any additional terms of the Unit Agreement; and
•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes or warrants constituting those units.

Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

Payments, Exchanges and Transfers on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, the City of New York, maintained by us for that purpose, the holder may:

•	present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or any other amounts due;
•	register the transfer of the units; and
•	exchange the units, except that book-entry units will be exchangeable only in the manner and to the extent set forth under “Forms of Securities — Book-Entry System — Issuance of Definitive Securities” in the prospectus.

The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most units in U.S. dollars, some units may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on units that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in European Union euros will be made by credit or transfer to a European Union euro account specified by the payee in a country for which the European Union euro is the lawful currency.

Form of Units

The units will be issued in the form corresponding to the form of the notes comprised by the units and each other security comprised by a unit will be in the corresponding form. Units will be issued in denominations of a single unit and any integral multiple of a single unit, with face amounts as indicated in

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the applicable pricing supplement, generally corresponding to the principal amount of the notes comprised by the units. See “Description of Notes — Forms of Notes” above.

Exchanging Units. Registered units will be exchangeable for registered units in other authorized denominations, in an equal aggregate principal amount. Registered units may be presented for registration of transfer or exchange at the offices of the unit agent or at the offices of any other agent designated by us for that purpose. No service charge will be made for any registration of transfer or exchange of units, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

Book-Entry System. For each issuance of units in book-entry form, we will issue a single registered global unit representing the entire issue of units. Each registered global unit representing book-entry units, and each global security included in that unit, will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or its nominee. You may not exchange definitive units for book-entry units or interests in book-entry units. In addition, except as described in the prospectus under “Forms of Securities — Book-Entry System — Issuance of Definitive Securities,” you may not exchange book-entry units or interests in book-entry units for definitive units.

Special Requirements for Exercise of Rights for Global Units. If a book-entry unit represented by a registered global unit:

•	includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property;
•	includes any note that entitles the holder to redeem, accelerate or take any other action concerning that note; or
•	otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the Depositary or its nominee will be the only entity that can exercise those rights.

In order to ensure that the Depositary or its nominee will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Depositary of its desire to exercise that right in accordance with the then-applicable operating procedures of the Depositary. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

A further description of the Depositary’s procedures for registered global securities representing book-entry securities, including registered global units and the other registered global securities included in the registered global units, is set forth in the prospectus under “Forms of Securities — Book-Entry System.”

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United States Federal Taxation

The treatment of the notes, warrants or units (collectively, the “securities”) for U.S. federal income tax purposes will be specified in the relevant pricing supplement and will depend upon, among other things, the terms of the securities and the facts at the time of the issuance of the securities. In addition, we may seek an opinion from Davis Polk & Wardwell LLP or Sidley Austin llp, our special tax counsel, regarding the treatment of the securities and/or other tax issues, which opinion will be based upon the terms of the securities at the time of the relevant offering and certain factual representations to be received from us. Whether our special tax counsel expresses an opinion regarding the treatment of the securities or other issues will be indicated in the relevant pricing supplement.

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Plan of Distribution (Conflicts of Interest)

We are offering the Series E securities on a continuing basis through J.P. Morgan Securities LLC (“JPMS”), which we refer to as the “agent” to the extent it is named in the applicable pricing supplement. In addition, we may offer the Series E notes through certain other agents to be named in the applicable pricing supplement. JPMS has agreed and any additional agents have agreed or will agree to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. We will pay an agent, in connection with sales of these securities resulting from a solicitation the agent made or an offer to purchase the agent received, a commission as set forth in the applicable pricing supplement.

We may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the applicable pricing supplement. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

An agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and each agent have agreed or will agree to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed or will agree to reimburse each agent for specified expenses.

We estimate that we will spend approximately $600,000 for printing, rating agency, trustee and legal fees and other expenses allocable to the offering.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange, but we have been advised by JPMS that it intends to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities or, if separable, any other securities included in units.

This prospectus supplement and the related prospectus may also be used by direct or indirect wholly owned subsidiaries of ours, including JPMS, in connection with offers and sales related to secondary market transactions in the securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

Following the initial distribution of these securities, each agent may offer and sell those securities in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents are not obligated to make a market in any of these securities or any other securities included in units and may discontinue any market-making activities at any time without notice.

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the securities may be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the securities. The offer and sale of the securities by an affiliate of ours will comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s participation in a public offering of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of ours may sell the securities to any of its discretionary accounts without the prior specific written approval of the customer.

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Series E Notes, Series E Warrants and Series E Units Offered on a Global Basis

If the applicable pricing supplement indicates that any of our Series E medium-term notes, Series E warrants or Series E units will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

The agent has represented and agreed, and any other agent through which we may offer any Series E medium-term notes, Series E warrants or Series E units on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such securities offered on a global basis, purchasers of any such securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

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